                                                                 exhibit (e) (4)

                                  ALPNET, INC.

                               A UTAH CORPORATION

                               CORPORATE OFFICES:
                      4460 SOUTH HIGHLAND DRIVE, SUITE #100
                         SALT LAKE CITY, UTAH 84124-3543

                           LOAN AND SECURITY AGREEMENT

Lender:    HERBERT F. BOECKMANN, II

Borrower:  ALPNET, INC.
           A Utah Corporation

Address:   4460 South Highland Drive, Suite #100
           Salt Lake City, Utah 84124-3543


           AMOUNT OF LOAN:   $500,000

           DATE OF LOAN:     16 July 2001

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT") is made and entered into effective the 16th day of July 2001, by and between HERBERT F. BOECKMANN, II, an individual whose address is 15505 Roscoe Blvd, North Hills, California 91343 (the "LENDER"), and ALPNET, INC., a Utah Corporation, whose address is 4460 South Highland Drive, Suite #100, Salt Lake City, Utah 84124-3543 (the "BORROWER").

                                    RECITALS:

     A. BORROWER. Borrower is a Utah corporation and is affiliated with the following companies (referred to herein individually as an "AFFILIATED COMPANY" and collectively as "AFFILIATED COMPANIES"). Borrower, directly or indirectly, owns all or a majority of the issued and outstanding stock of the AFFILIATED COMPANIES.

     B. AFFILIATED COMPANIES.


        B. 1 US HOLDING COMPANY. a.l.p. Services, Inc. (the "US HOLDING COMPANY"), a Utah corporation, is a wholly owned subsidiary of the Borrower and is the United States holding company for various international holding companies and/or operating companies that are affiliated with the Borrower.

        B.2 GERMAN COMPANIES.

          B.2.1 GERMAN HOLDING COMPANIES.

          (a) ALPNET GmbH HRB 12945, (a) is a corporation that is organized under the laws of the Federal Republic of Germany; (b) is a wholly owned subsidiary of the US Holding Company; (c) has a registered share capital of DM 50,000; and (d) is the limited partner of ALPNET Deutschland GmbH & Co KG (the "GERMAN OPERATING COMPANY").

          (b) ALPNET Verwaltung GmbH i.F. HRB 21414, (a) is a corporation that is organized under the laws of the Federal Republic of Germany; (b) is a wholly owned subsidiary of the US Holding Company; (c) has a registered share capital of 25,000 EURO; and (d) is the general partner of the German Operating Company.

          (c) Both ALPNET GmbH and ALPNET Verwaltung GmbH i.F. are collectively referred to herein as the "GERMAN HOLDING COMPANIES". The registered share capital for both German Holding Companies are collectively referred to herein as "GERMAN HOLDING COMPANIES' SHARES").

          B.2.2 GERMAN OPERATING COMPANY. ALPNET Deutschland GmbH & Co. KG is a limited partnership organized under the laws of the Federal Republic of Germany and has a registered share capital of DM 100,000. DM 99,500 of the share capital is held by its limited partner, ALPNET GmbH and DM 500 of the share capital is held by its general partner, ALPNET Verwaltung GmbH i.F. The partnership interests in the German Operating Company are collectively referred to as "PARTNERSHIP INTERESTS".

          B.2.3 The German Holding Companies and the German Operating Company shall sometimes be referred to herein collectively as the "GERMAN COMPANIES." Under German law, no physical certificates evidence the German Holding Companies' Shares.

     C. NEED FOR ADDITIONAL FUNDS. The Borrower has an immediate need for a loan of $500,000 in order to cover operating costs and expenses of the Borrower. The Borrower has been unable to obtain financing elsewhere and has therefore requested that the Lender lend it the sum of $500,000.

     D. LENDER'S AGREEMENT TO LEND. In light of the Borrower's immediate need for a "Loan" (as hereafter defined), the Lender is willing to loan funds if adequate security and incentives are made available to the Lender.

     E. CONSIDERATION OF GERMAN COMPANIES. As a condition of making the Loan, the Lender has required, among other things, that all of the shares in the German Holding Companies, together with a pledge of the Partnership Interests and a pledge of the accounts receivables of the German Operating Company, be pledged as collateral for the Loan.

     F. CONDITIONS OF MAKING LOAN. The Lender is willing to loan the requested funds and the Borrower is willing to borrow the same upon the terms and conditions hereinafter set forth.


     NOW THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:


SECTION 1.  DEFINITIONS.

     As used herein:

     1.01. "ACCOUNTS RECEIVABLES" means the accounts receivables of the German Operating Company.

     1.02. "CLOSING" means the date of this Agreement, or such other date as may be mutually agreed to by the parties hereto.

     1.03. "COLLATERAL" means the property in which the Security Interest is granted by the Borrower to the Lender pursuant to the provisions of section 4 of this Agreement.

     1.04. "COLLATERAL DOCUMENTS" means all those certain documents specified in paragraph 3.01 of this Agreement.

     1.05. "GERMAN HOLDING COMPANIES' SHARES" means all of the Shares of the German Holding Companies.

     1.06. "INDEBTEDNESS" means, as to the Borrower, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, in connection with the Loan.

     1.07. "LAWS" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

     1.08. "LOAN" means the loan that is described in section 2 of this Agreement.

     1.09. "LOAN DOCUMENTS" mean this Agreement, the Note and the Collateral Documents.

     1.10. "NOTE" means that certain promissory note that is described in section 2 of this Agreement.

     1.11. "OBLIGATIONS" means the obligation of the Borrower to pay the principal and the interest on the Loan as evidenced by the Note, in accordance with the terms thereof, and to satisfy all of its liabilities to the Lender in connection with the Loan and the Collateral Documents, whether under this Agreement or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor.

     1.12. "PARTNERSHIP INTERESTS" means the general and limited partnership interests in the German Operating Company.

     1.13. "PERSON" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

     1.14 "REASSIGNMENT CLAIM" means the right to the reassignment of the remaining outstanding accounts receivables of the German Operating Company, upon full settlement of the obligations to Baden-Wuttembergische Bank
Akiengesellschaft ("BW BANK").

     1.15. "SECURITY INTEREST" means the security interest in the Collateral that the Borrower grants to the Lender pursuant to the provisions of section 4 of this Agreement and that remains in effect from time to time.

SECTION 2. THE LOAN.

     2.01. GENERAL TERMS. The Lender will lend to the Borrower the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000), payable at closing and, subject to the following terms and conditions:

     2.02. THE NOTE. The Loan shall be evidenced by the Note, which shall be executed and delivered to the Lender in the form of Exhibit "A", attached hereto and incorporated herein by reference.

     2.03. PAYMENT OF PRINCIPAL AND INTEREST. The principal balance of the Loan, together with all interest accrued thereon, shall be paid according to the terms of the Note, but in any event shall be due and payable in full on or before 31 December 2001 or at such other time as shall be required by the terms and provisions of the Note or any of the Loan Documents.

     2.04. PREPAYMENTS. The Borrower may prepay the outstanding principal balance of the note, together with accrued interest thereon, in whole or in part, at any time before maturity without premium or penalty.

     2.05. INTEREST RATE. Interest on the unpaid principal balance under the Note shall accrue and be payable at the rate of ELEVEN percent (11%) per annum from the date of the Note until payment in full; subject, however, to the provisions of the Note. If the interest that is contracted for, charged or received under the Note (or otherwise in connection with the Loan) would be usurious under applicable Law, then regardless of any provision in the Note or the Loan Documents to the contrary, all consideration that constitutes (or is adjudicated as constituting) such interest shall not exceed the maximum nonusurious interest rate under applicable Law at the time; any excess interest that has been collected shall be applied first to reduce the principal balance of the Note and second to be refunded to the Borrower. In determining whether the interest rate is usurious, the Lender and the Borrower shall, to the maximum extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than interest; and (b) amortize and spread all consideration that comprises such interest on the Loan over the full period of time that any part of the Indebtedness is outstanding.


SECTION 3. CONDITIONS PRECEDENT.

     The obligation of the Lender to make the Loan hereunder, and the Borrower's obligations hereunder, are both subject to the satisfaction of the following conditions precedent at or before the Closing:

     3.01. DOCUMENTS REQUIRED FOR THE CLOSING. The Borrower shall have executed and delivered to the Lender, prior to the Lender's execution and delivery of this Agreement, the following:

     3.01.01. GENERAL DOCUMENTS. This Agreement, the Note and all exhibits hereto and thereto.

     3.01.02. SHARE PLEDGE AGREEMENTS. Separate pledge agreements in the form of a notarial deed by which the German Holding Companies' Shares are pledged to the Lender as collateral security for the Loan.

     3.01.3. PARTNERSHIP PLEDGE AGREEMENT. A pledge agreement by which the Partnership Interests in the German Operating Company are pledged to the Lender as collateral security for the Loan

     3.01.04 SECURITY ASSIGNMENT AGREEMENT. An agreement by which, after settlement of the full obligations to the BW Bank, the Reassignment Claim to the balance of the Accounts Receivables of the German Operating Company is pledged to the Lender.

     3.01.05 RESOLUTION OF BORROWER. A certified (as of the date of the Closing) copy of a resolution or resolutions of the board of directors of the Borrower, authorizing the execution, delivery and performance of this Agreement, the Note, the Share Pledge Agreements, the Partnership Pledge Agreement and the Security Assignment Agreement, and each other document to be delivered pursuant hereto or thereto.

     3.01.06. RESOLUTIONS OF GERMAN HOLDING COMPANIES. A copy of a resolution of the board of directors, or another governing body or person of each of the German Holding Companies authorizing the execution, delivery and performance of the Share Pledge Agreements, whereby the shares in the German Holding Companies, and the Security Assignment Agreement, whereby the Partnership Interests in the German Operating Company, are pledged as Collateral to secure the Borrower's obligations under the Loan.

     3.01.07. RESOLUTIONS OF THE GERMAN OPERATING COMPANY. A copy of a resolution of the board of directors, or another governing body or person of the German Operating Company authorizing the execution and delivery and performance of the Security Assignment Agreement, whereby the accounts receivable of the German Operating Company are pledged as Collateral, subject to the existing priority lien of a pledge in favor of BW Bank.

     3.01.08. OPINION FROM US COUNSEL. A legal opinion of the Borrower's United States counsel in a form substantially as per form in Exhibit "___" hereof. Such opinion shall relate only to the Borrower and to the laws of Utah and the United States.

     3.01.09. OPINIONS FROM BORROWER'S GERMAN LEGAL COUNSEL. A legal opinion from the Borrower's counsel in Germany regarding the following matters as to the German Companies (a) that a duly perfected security interest in the German Holding Companies' Shares has been created in favor of the Lender as security for the Loan; (b) that a duly perfected security interest in the Partnership Interests of the German Operating Company has been created in favor of the Lender as security for the Loan; and (c) that, subject to the existing priority lien of a pledge in favor of BW Bank, a duly perfected assignment of the Reassignment Claim in the accounts receivables of the German Operating Company has been created in favor of the Lender as security for the Loan; (d) that all necessary corporate action has been taken by the German Holding Companies in order to authorize the execution and delivery of the German Holding Companies' Shares under the relevant Share Pledge Agreement, the pledge of the Partnership Interests in the German Operating Company under the relevant Partnership Pledge Agreement; and the assignment of the Reassignment Claim to the accounts receivable under the Security Assignment Agreement; (d) such other matters that might be reasonably requested by the Lender or his legal counsel.

     3.02. REVIEW BY LENDER'S COUNSEL. The review and approval by the Lender's outside legal counsel of the substance and form of all documents evidencing and/or securing the Loan. Such approval shall not be withheld unreasonably. The Borrower shall reimburse the Lender for reasonable costs and fees charged by such outside legal counsel.

     3.03. APPROVAL BY OTHER SHAREHOLDERS. The shareholders of each of the German Holding Companies shall have approved the pledge of the relevant German Shares under the Share Pledge Agreements and the pledge of the Partnership Interests under the Partnership Pledge Agreement; the shareholders of the German Operating Company have approved the assignment of the Reassignment Claim of the accounts receivables under the Security Assignment Agreement; provided, however, that the consent for the German Companies may be evidenced by the execution of appropriate powers of attorney authorizing the execution of the notarial deed which is the Share Pledge Agreement for the German Holding Companies' Shares.


SECTION 4. COLLATERAL SECURITY AND SECURITY INTEREST THEREIN

     4.01. COLLATERAL GENERALLY. As of the effective date of this Agreement, it is intended that the Collateral shall consist of the property described in section 4.02 below. The Collateral shall stand as one general, continuing collateral security for the Loan.

     4.02. SECURITY INTEREST AND COMPOSITION OF COLLATERAL. As security for the prompt satisfaction of the Loan, the Borrower shall cause the German Companies, to grant, and such parties (to the extent they are parties hereto) hereby grant, to the Lender a lien upon and a security interest in the following:

          4.02.01. GERMAN SHARES. The German Holding Companies' Shares.

          4.02.02 PARTNERSHIP INTERESTS. The Partnership Interests in the German Operating Company.

          4.02.03 ACCOUNTS RECEIVABLES. The Reassignment Claim for the German Operating Company's Accounts Receivables.


     4.03. PLEDGE OF GERMAN SHARES. Prior to, on or immediately following the date of the Closing and in accordance with the customary practice in Germany, the pledge of the German Holding Companies' Shares shall be appropriately recorded before a German notary.

     4.04. PRIORITY OF LIENS. With the exception of the prior existing lien on the German Operating Company's Accounts Receivables in favor of BW Bank, Lender shall have a first priority lien on the Collateral.

     4.05. ADDITIONAL ACTS. The parties will take such additional steps as the other reasonably may direct in order to protect and perfect the Lender's security interest in the Collateral, including, without limitation, appointing attorneys-in-fact to appear before a notary for the purpose of entering into the Share Pledge Agreements.


SECTION 5. REPRESENTATIONS AND WARRANTIES.

     5.01. BY BORROWER. To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender as follows:

          5.01.01. STATUS OF BORROWER. The Borrower is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Utah; the Borrower has the lawful power to own properties and to engage in the business it conducts; and the Borrower is duly qualified and in good standing in each jurisdiction in which the character of the properties owned by the Borrower or the conduct of its business makes such qualification necessary.

          5.01.02. NO ADVERSE IMPACT. The making and performance of the Loan Documents will not (immediately, with the passage of time, with the giving of notice or both):

               5.01.02.01. OF CORPORATE DOCUMENTS. Violate the articles of incorporation or the bylaws of the Borrower; violate any Laws; or result in a default under, and will not be in contravention of or in conflict with, any contract, agreement or instrument to which the Borrower is a party or by which the Borrower or its property is bound; or

               5.01.02.02. NO LIENS. Result in the creation or imposition of any new security interest in, or lien or encumbrance upon, any of the Collateral except in favor of the Lender.

          5.01.03. CORPORATE AUTHORITY. The Borrower has the power and authority to enter into and perform the Loan Documents, and to incur the Obligations herein and therein provided for, and has taken all corporate or other actions necessary to authorize the execution, delivery, and performance of the Loan Documents.

          5.01.04. BINDING DOCUMENTS. The Loan Documents, when executed and delivered, will be valid, binding and enforceable in accordance with their respective terms; subject to applicable insolvency, reorganization, liquidation, moratorium, readjustment or debt or other similar laws affecting the enforcement of creditors' rights and applicable principles of equity.

          5.01.05. RIGHTS IN COLLATERAL. The Borrower, either by itself or by and through the Affiliated Companies, has rights and interests in the Collateral.

          5.01.06. NO ADVERSE ACTIONS. The Borrower is not a party (and to the best of the Borrower's knowledge, the Affiliated Companies are not parties) to any pending suits or proceedings by or before any tribunal (whether judicial, administrative or otherwise) that would have a material adverse effect on the Borrower's financial condition, or that could impair the validity, effectiveness or enforceability of, or impair the Borrower's ability to perform its obligations under the Loan Documents, nor to the best of the Borrower's knowledge are there any threatened claims or actions that might become the subject of litigation, which might have a similar material adverse effect.

          5.01.07. NO VIOLATIONS OF SECURITIES LAWS. The Borrower has no knowledge of the violation of any federal or state securities Laws that would have a material adverse effect on the Loan transaction.

          5.01.08. NO ADVERSE PROCEEDINGS. To the best of the Borrower's knowledge, (a) neither the German Holding Companies' Shares; (b) the Partnership Interests; or, (c) the Accounts Receivables are subject to any materially adverse actions, suits or proceedings, pending, contemplated or threatened; and, (b) none of the Affiliated Companies is subject to any bankruptcy, insolvency or receivership proceedings.

          5.01.09. NO NOTICE OF VIOLATION OF LAWS. The Borrower has not received notice of any violations of federal, state or local Laws from governmental entities or agencies having jurisdiction over the Borrower, which violations would have a material adverse impact on the financial condition of the Borrower.

          5.01.10. ALL ISSUED CAPITAL. The German Holding Companies' Shares represent the entire issued share capital of the respective Affiliated Companies.

          5.01.11. NO GOVERNMENTAL CONSENTS. The Borrower's execution, delivery and performance of the Loan Documents do not require the consent or approval of any body or governmental authority.

          5.01.12. NO DEFAULT. There has occurred and is continuing no "Event of Default" (as hereafter defined) or any event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          5.01.13. ACCURACY OF INFORMATION. All information submitted by or on behalf of the Borrower to the Lender in connection with the transaction which is the subject of this Agreement is true and correct as of the date hereof and no act or event has occurred which could materially and adversely affect the Borrower or which could impair the validity, effectiveness or enforceability of, or impair, the Borrower's ability to perform its obligations under the Loan Documents.

          5.01.14. TAXES. All tax returns required of the Borrower have either been filed or extensions for filing the same have been filed; there is no proposed material tax assessment or liability against the Borrower; and no extension of time for the assessment of any tax of the Borrower is in effect or has been requested.

          5.01.15. INVESTMENT COMPANY ACT. Neither the Borrower nor any of its subsidiaries is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

          5.01.16. LICENSE, TRADEMARKS, ETC. The Borrower owns all properties and has all licenses, trademarks, trademark rights, tradenames, tradename rights, copyrights, permits and franchises required in order for it to conduct its business as now or proposed to be conducted, without known conflict with the rights of others.

          5.01.17. EXISTING DEFAULTS. The Borrower is not in default under any material term of any security agreement, mortgage, indenture, deed of trust or any other agreement relating to any obligation for borrowed money or other indebtedness.

          5.01.18. COMPLIANCE. The Borrower is in compliance with each order, writ, injunction, decree and demand applicable to it issued by any judicial or governmental authority, and to the best of the Borrower's knowledge and belief, the Borrower is in compliance with existing Laws.

     5.02. BY HOLDING COMPANIES. The Borrower and the US Holding Company, in their capacities as shareholders or upstream parents of the German Holding Companies, hereby undertake on behalf of the German Holding Companies (and as shareholders of the German Holding Companies shall cause the German Holding Companies to comply with) all matters in this paragraph that are deemed to be undertaken by the German Holding Companies. By their signatures below, each German Holding Company hereby affirms the grant of a first priority security interest in that Collateral which is owned by the respective Holding Company in consideration of the financial accommodation to the Borrower. In addition, each Holding Company specifically represents and warrants to the Lender as follows; provided, however, that such warranties and representations are limited to each Holding Company itself and not the other Holding Company:

          5.02.01. HOLDING OF GERMAN HOLDING COMPANY SHARES. The US Holding Company represents that it is the legal owner of all of the issued and outstanding shares of the German Holding Companies.

          5.02.02. HOLDING OF OPERATING COMPANY SHARES. The German Holding Companies represent that they are the legal owners of all the issued and outstanding Partnership Interests of the German Operating Company.

          5.02.03. NO LIENS. The Collateral owned by the German Holding Company is free of all encumbrances.

          5.02.04. CORPORATE STATUS. The Holding Company (a) is a business entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated; (b) has the lawful power to own properties and to engage in the business it conducts; and (c) is duly qualified and in good standing in each jurisdiction in which the character of the properties owned by the Holding Company or the conduct of its business makes such qualification necessary.

          5.02.05. NO ADVERSE IMPACT. The execution, delivery and performance of this Agreement and the Affiliate Pledge Agreement by the Holding Company will not (immediately, with the passage of time, with the giving of notice or both):


               5.02.05.01. OF CORPORATE DOCUMENTS. Violate the charter, the articles of incorporation or the bylaws of the Holding Company; violate any Laws; or result in a default under, and will not be in contravention of or in conflict with, any contract, agreement or instrument to which the Holding Company is a party or by which the Holding Company or its property is bound; or

               5.02.05.02. NO LIEN. Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the Collateral owned by the Holding Company except in favor of the Lender.

          5.02.06. CORPORATE AUTHORITY. The Holding Company has the power and authority to enter into and perform its obligations under this Agreement and the Affiliate Pledge Agreement, and has taken all corporate or other actions necessary to authorize the execution, delivery and performance of its obligations under this Agreement and the Share Pledge Agreements.

          5.02.07. BINDING DOCUMENTS. This Agreement and the Share Pledge Agreement, when executed and delivered by the Holding Company, will be valid, binding and enforceable against the Holding Company in accordance with the terms of such agreements that are expressly applicable to the Holding Company; subject to applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors' rights and applicable principles of equity.

          5.02.08. NO ADVERSE ACTIONS. The Holding Company is not a party to any pending suits or proceedings by or before any tribunal (whether judicial, administrative or otherwise) that would have a material adverse effect on the Holding Company's financial condition, or that could impair the validity, effectiveness or enforceability of, or impair the Holding Company's ability to perform its obligations under, this Agreement or the Share Pledge Agreement, nor to the best of the Holding company's knowledge are there any threatened claims or actions that might become the subject of litigation, which might have a similar material adverse effect.

          5.02.09. SHARES NOT SUBJECT TO ADVERSE PROCEEDINGS. To the best of the Holding Company's knowledge, (a) the German Holding Companies' Shares are not subject to any materially adverse actions, suits or proceedings, pending, contemplated or threatened and (b) the Holding Company is not subject to any bankruptcy, insolvency or receivership proceedings.

          5.02.10. NO NOTICE OF VIOLATION OF LAWS. The Holding Company has not received notice of any violations of applicable Laws from governmental entities or agencies having jurisdiction over the Holding Company, which violations would have a material adverse impact on the financial condition of the Holding Company.

          5.02.11. NO GOVERNMENTAL CONSENTS. The Holding Company's execution, delivery and performance of this Agreement and the Share Pledge Agreement, does not require the consent or approval of any body or governmental authority.

          5.02.12. TAXES. All tax returns required of the Holding Company have been filed, or extensions for filing the same have been filed; there is no proposed material tax assessment or liability against the Holding Company; and no extension of time for the assessment of any tax of the Holding Company is in effect or has been requested.

          5.02.13. LICENSE, TRADEMARKS, ETC. The Holding Company owns all properties and has all licenses, trademarks, trademark rights, tradenames, tradename rights, copyrights, permits an franchises required in order for it to conduct its business as now or proposed to be conducted, without known conflict with the rights of others.

          5.02.14. EXISTING DEFAULTS. The Holding Company is not in default under any material term of any security agreement, mortgage, indenture, deed of trust or any other agreement relating to any obligation for borrowed money or other indebtedness.

          5.02.15. COMPLIANCE. The Holding Company is in compliance with each order, writ, injunction, decree and demand applicable to it issued by any judicial or governmental authority, and to the best of the Holding Company's knowledge and belief, the Holding Company is in compliance with existing Laws.

     5.03. BY THE OPERATING COMPANY. The Borrower and the US Holding Company, in their capacities as upstream parents of the German Operating Company, hereby undertake on behalf of the German Operating Company (and as upstream parent of the German Operating Company shall cause the German Operating Company to comply with) all matters in this paragraph that are deemed to be undertaken by the German Operating Company. In consideration of (a) the financial accommodation to the Borrower, the German Operating Company specifically represents and warrants to the Lender as follows:

          5.03.01. CORPORATE STATUS. The Operating Company (a) is a business entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated; (b) has the lawful power to own properties and to engage in the business it conducts; and (c) is duly qualified and in good standing in each jurisdiction in which the character of the properties owned by the Operating Company or the conduct of its business makes such qualification necessary.

          5.03.02. NO ADVERSE IMPACT. The execution, delivery and performance of this Agreement by the Operating Company will not (immediately, with the passage of time, with the giving of notice or both) violate the charter, the articles of incorporation or the bylaws of the Operating Company; violate any Laws; or result in a default under, and will not be in contravention of or in conflict with, any contract, agreements or instrument to which the Operating Company is a party or by which the Operating Company or its property is bound.

          5.03.03. CORPORATE AUTHORITY. The Operating Company has the power and authority to enter into and perform its obligations under this Agreement and has taken all corporate or other actions necessary to authorize the execution, delivery and performance of its obligations under the Agreement.

          5.03.04. BINDING DOCUMENTS. This Agreement, when executed and delivered by the Operating Company, will be valid, binding and enforceable against the Operating Company in accordance with the terms hereof that are expressly applicable to the Operating Company; subject to applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors' rights and applicable principles of equity.

          5.03.05. NO ADVERSE ACTIONS. The Operating Company is not a party to any pending suits or proceedings by or before any tribunal (whether judicial, administrative or otherwise) that would have a material adverse effect on the Operating Company's financial condition, or that could impair the validity, effectiveness or enforceability of, or impair the Operating Company's ability to perform its obligations under, this Agreement, nor to the best of the Operating Company's knowledge are there any threatened claims or actions that might become the subject of litigation, which might have a similar material adverse effect.

          5.03.06. NO BANKRUPTCY. The Operating Company is not subject to any bankruptcy, insolvency or receivership proceedings.

          5.03.07. NO NOTICE OF VIOLATION OF LAWS. The Operating Company has not received notice of any violations of applicable Laws from governmental entities or agencies having jurisdiction over the Operating Company, which violations would have a material adverse impact on the financial condition of the Operating Company.

          5.03.08. NO GOVERNMENTAL CONSENTS. The Operating Company's execution, delivery and performance of this Agreement does not require the consent or approval of any body or governmental authority.

          5.03.09. TAXES. All tax returns required of the Operating Company have been filed or extensions for filing the same have been filed; there is no proposed material tax assessment or liability against the Operating Company; and no extension of time for the assessment of any tax of the Operating Company is in effect or has been requested.

          5.03.10. LICENSE, TRADEMARKS, ETC. The Operating Company owns all properties and has all licenses, trademarks, trademark rights, tradenames, tradename rights, copyrights, permits and franchises required in order for it to conduct its business as now or proposed to be conducted, without known conflict with the rights of others.

          5.03.11. EXISTING DEFAULTS. The Operating Company is not in default under any material term of any security agreement, mortgage, indenture, deed of trust or any other agreement relating to any obligation for borrowed money or other indebtedness.

          5.03.12. COMPLIANCE. The Operating Company is in compliance with each order, writ, injunction, decree and demand applicable to it issued by any judicial or governmental authority, and to the best of the Operating Company's knowledge and belief, the Operating Company is in compliance with existing Laws.

          5.03.13 EXISTING BW BANK PLEDGE. The Borrower agrees with respect to the existing pledge of the Accounts Receivable in favor of BW Bank, that it will not increase or cause to be increased (1) the maximum available loan amount beyond its current agreed upon level; and (2) the current allowable ratio between the available loan amount and the value of the Accounts Receivables.

     5.04. SURVIVAL. All of the representations and warranties that are set forth in paragraphs 5.01, 5.02 and 5.03 hereof shall survive until all Obligations are satisfied in full.


SECTION 6. COVENANTS.

     6.01. BORROWER'S COVENANTS. The Borrower hereby covenants and agrees with the Lender that, so long as any of the Obligations remain unsatisfied and without obtaining the prior written consent of the Lender, it will comply with the following covenants:

          6.01.01. INTEREST IN COLLATERAL. The Borrower will maintain its interest in the Collateral that it owns as of the date hereof.

          6.01.02. RECORDS. The Borrower agrees to keep and maintain at the Borrower's primary finance office located in Croydon, UK, or at such other place as the Lender may approve, true and complete books and records of accounts in connection with its operations. The Borrower will, when reasonably requested so to do, make available for inspection by duly authorized representatives of the Lender any of its books and records, and will furnish the Lender any information regarding its business affairs and financial condition within a reasonable time after written request therefor; provided, however, that the Lender will not disclose to third parties or disclose any proprietary information or trade secrets obtained from such inspections.

          6.01.03. LEGAL EXISTENCE AND LAWS. The Borrower will take all necessary steps to preserve its legal existence; will materially comply with all applicable present and future Laws and all material agreement(s) to which it is subject; will maintain its business as presently conducted; will maintain all of its rights, privileges and franchises necessary in the normal conduct of its business; and will conduct its business in an orderly, efficient and regular manner.

          6.01.04. ADVERSE MATTERS. The Borrower will promptly give written notice to the Lender of the occurrence of the following:

               6.01.04.01. ADVERSE CONDITIONS. Any condition or event that, with the giving of notice or passage of time or both, could have a material adverse effect on the financial condition, business or operations of the Borrower, including, without limitation, the commencement or threat of any action, suit, claim or proceeding against or investigation of the Borrower that could materially and adversely affect the Borrower or that could impair the Borrower's ability to perform its obligations under the Loan Documents; and

               6.01.04.02. EVENT OF DEFAULT. Any Event of Default or any event, which with the giving of notice or the lapse of time, or both, would constitute and Event of Default and the action the Borrower proposes to take with respect thereto.

          6.01.05. COLLATERAL DOCUMENTS. The Borrower will comply with the terms and conditions of the Collateral Documents.

          6.01.06. REPORTS. The Borrower shall provide copies or each quarterly Form 10Q (no later than 45 days after the end of each calendar quarter) filed with the United States Securities and Exchange Commission (the "SEC").

          6.01.07. ENCUMBRANCES. The Borrower will not further encumber the Collateral or allow any Affiliated Company to further encumber the Collateral. In particular, except for the existing accounts receivable pledge in favor of BW Bank, the Borrower shall not, without the prior written consent of the Lender, create, incur, assume or suffer to exist any mortgage, deed of trust, lien, security interest or other encumbrance on any Collateral or any portion thereof.

          6.01.08. PAYMENT OF TAXES, ETC. The Borrower shall pay and discharge, or cause to be paid and discharged, promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its properties or upon any part thereof, before the same shall become in default, except those being contested in good faith and for which reserves or other arrangements that are reasonably satisfactory to the Lender have been made.

          6.01.09. OTHER INDEBTEDNESS. The Borrower shall promptly pay and discharge any and all indebtedness, liens, charges, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties prior to the date on which penalties accrue thereon, except those being contested in good faith and for which reserves or other arrangements that are satisfactory to the Lender have been made.

          6.01.10. INSURANCE. The Borrower shall, at all times, keep and maintain insurance to such extent and against such risks as is customary for companies of comparable size in the same or similar business and property in the same general area.

     6.02. COVENANTS OF GERMAN HOLDING COMPANIES. The Borrower and the US Holding Company, in their capacities as shareholders or upstream parents of the German Holding Companies, hereby undertake on behalf of the German Holding Companies (and as shareholders of the German Holding Companies shall cause the German Holding Companies to comply with) all matters in this paragraph that are deemed to be undertaken by the German Holding Companies. In consideration of the financial accommodation to the Borrower, and so long as any of the Obligations remain unsatisfied, each Holding Company specifically covenants and agrees with the Lender as follows:

          6.02.01. OWNERSHIP AND ENCUMBRANCES. The Holding Company will maintain, and will not further encumber, its ownership interest in the German Holding Companies' Shares that it owns during the term of this Agreement.

          6.02.02. DOCUMENTS. The Holding Company will comply with its obligations under the Share Pledge Agreement.

          6.02.03. CAPITALIZATION. The Holding Company will maintain sufficient capital in order to comply with the laws of Germany.

     6.03. COVENANTS OF OPERATING COMPANY. The Borrower and the US Holding Company, in their capacities as shareholders or upstream parents of the German Operating Company hereby undertake on behalf of the German Operating Company (and as shareholders of the German Operating Company shall cause the German Operating Company to comply with) all matters in this paragraph that are deemed to be undertaken by the German Operating Company. In consideration of the financial accommodation to the Borrower, and so long as any of the Obligations remain unsatisfied, the German Operating Company specifically covenants and agrees with the Lender as follows: provided, however, that the German Operating Company may request the Lender's prior written consent to vary or waive any one or more of the following provisions on one or more occasions, which consent shall not be unreasonably withheld:

          6.03.01. LOANS AND ADVANCES TO OFFICERS. The Operating Company will not make any loan or advance to any officer, shareholder, director or employee of the Operating Company or pay any salary to any executive or management personnel of the Borrower (except for [a] loans or advances made in the ordinary course of business, [b] reasonable compensation payments that conform to existing compensation plans and that are approved by the Operating Company's board of directors or manager, as the case may be and existing loans, if any) that would have a material adverse affect on the value of the assets of the Operating Company.

          6.03.02. SERVICE AGREEMENTS. Except in the ordinary course of business, the Operating Company shall not cause service agreements or customer accounts to be transferred from the Operation Company to the Borrower or to the Affiliated Companies, which transfers might have the effect (either individually or in the aggregate) of materially reducing the profitability of the Operating Company.

          6.03.03. DISPOSITION OF ASSETS. The Operating Company shall not sell, transfer, lease, license or in any way dispose of all material part of the business, undertaking, property or other assets of the Operating Company, whether by a single transaction or a series of transactions, related or not.

          6.03.04. INTELLECTUAL PROPERTY. Save as part of the normal trading practice of the Operating Company, the Operating Company shall not enter into any agreement or other arrangement for the sale, licensing, assignment or disposal howsoever to any third party of any rights in respect of the intellectual property owned by the Operating Company.

          6.03.05. TYPE OF ACTIVITIES. The Operating Company shall carry out only the business or related activities of the Operating Company as currently carried on and not make or permit any material alteration (including cessation) to the general nature of such business after the date hereof.

          6.03.06. ACQUISITION OF ASSETS. The Operating Company shall not enter into any material contract or any agreement for the acquisition of any assets or equipment in excess of DM 100,000 for such transactions in any fiscal year.

          6.03.07. NEW ENTITIES. The Operating Company shall not create any subsidiaries or enter into any partnership or joint venture arrangement with any other Person.

          6.03.08. CONTRACTS WITH DIRECTORS. The Operating Company shall not enter into any transaction, arrangement or agreement (other than [a] in the ordinary course of business, [b] service agreements and [c] existing contracts, if any) with or for the benefit of any director of the Borrower, the Affiliated Companies or the Operating Company or a Person connected with any such director.

          6.03.09. REPORTS. The Operating Company shall furnish the Lender (or his nominee) with:

               6.03.09.01. QUARTERLY ACCOUNTS. Quarterly management operating statements for the Operating Company (no later than 30 days after the end of each quarter).

               6.03.09.02. Annual ACCOUNTS. Annual Accounts of the Operating Company within 3 months of the end of each year or such further period as the parties may agree, which accounts shall be audited if required either by the SEC or by the law of the jurisdiction in which the Operating Company is incorporated.

               6.03.09.03. NOTICE OF MEETINGS. Reasonable notice of all meetings of the boards of directors of the Operating Company and supply minutes of all such meetings.

               6.03.09.04. OTHER INFORMATION. Such further information as may from time to time be reasonably required by the Lender (or his nominee) as to all matters relating to the business, the financial position and the affairs of the Operating Company.

          6.03.10. OPERATING BUDGETS. The Operating Company shall not later than one calendar month before the end of its financial year adopt detailed operating budgets for the Operating Company in respect of the next financial year of the Operating Company.

          6.03.11. PROFIT SHARE PLANS. The Operating Company shall not establish any profit sharing, profit related bonus or incentive scheme.

          6.03.12. DIVIDENDS AND MANAGEMENT FEES. The Operating Company shall not pay, make nor declare any dividend or any management fees or other distributions to its shareholders, the Affiliated Companies, the Borrower or any other person, firm or partnership under the control of the Borrower or any subsidiary or holding company thereof in respect of the profits, assets or reserves of the Operating Company nor enter into any agreement for the same, unless the Operating Company is profitable as shown by the audited accounts of the Operating Company and such actions will not result in the Operating Company making or showing a loss. Nothing that is contained in the foregoing provision shall prohibit the Operating Company from repaying the principal and interest on any bona fide loans that are presently owed to , the Affiliated Companies, the Borrower or any other person, firm or partnership under the control of the Borrower or any subsidiary or holding company thereof.

          6.03.13. SHARE CAPITAL. The Operating Company shall not: (a) make any increase, reduction or other alteration in the authorized or issued share capital of the Operating Company; (b) enter into any agreement for the same; (c) grant any option to subscribe or other right to call for shares of the Operating Company; (d) issue any securities convertible into shares of the Operating Company; (e) or enter into any agreement for the same; or (f) repurchase or redeem any such shares; except as any of the foregoing might be necessary in order to comply with relevant laws, including, without limitation, legal capitalization requirements in the country of Germany.

          6.03.14. ARTICLES OF ASSOCIATION. No member of the Operating Company shall make any material alteration to its memorandum or articles of association unless the same is necessary in order to comply with the laws of the country of Germany, including, without limitation, changing registered offices or reflecting new shareholders (in accordance with this Agreement).

          6.03.15. INDEMNITY. The Operating Company shall not give any guarantee or indemnity other than (a) the endorsement of checks for collection in the ordinary course of business and (b) any guarantees to the Lender in connection with the Loan.

          6.03.16. DEBENTURE. The Operating Company shall not create or issue any debenture, mortgage, charge or other security on its assets, except to secure (a) outside borrowings that are permissible under the provisions of paragraph 6.03.03 hereof; (b) purchase money contracts that are permissible under the provisions of paragraph 6.03.07; or (c) the Loan pursuant to the provisions of the Affiliate Pledge Agreement.

          6.03.17. LOANS TO AFFILIATES. The Operating Company shall not make any loans (including loans to Affiliated Companies, to the Borrower or to any of the Borrower's subsidiaries) other than (a) credit given in the normal course of trading on the Operating Company's usual terms of trading; (b) loans that are made when the Operating Company is profitable, as shown by the accounts of the Operating Company.

          6.03.18. CAPITAL COMMITMENT. The Operating Company shall not enter into any material capital commitment (whether or not on lease, rental agreement or hire purchase) or any other capital commitment which, when aggregated with all other capital financial year, becomes or would be material and exceeds, for the combined German companies, the amount of DM 100,000.

          6.03.19. BANK ACCOUNTS. At the request of the Lender, the Operating Company shall make available to the Lender (or his nominee) monthly statements of bank accounts of the Operating Company.

          6.03.20. DEFAULTS UNDER LOANS. The Operating Company shall not commit any act of default under the provisions applicable to any loan or debt of the Operating Company including (but not limited to) default in the repayment of such loan or debt on the matuity thereof or on the expiration of any grace period therefor, which default would resulting the loan or debt becoming prematurely repayable or the security therefor becoming unenforceable.

          6.03.21. RECORDS. The Operating Company agrees to keep and maintain at the Operating Company's principal office, or at such other place as the Lender may approve, true and complete books and records of accounts in connection with its operations. The Operating Company will, when reasonably requested so to do, make available for inspection by duly authorized representatives of the lender any of its books and records, and will furnish the Lender any information regarding its business affairs and financial condition within a reasonable time after written request therefor; provided, however, that the Lender will not disclose to third parties or disclose any proprietary information or trade secrets obtained from such inspections.

          6.03.22. LEGAL EXISTENCE AND LAWS. The Operating Company will take all necessary steps to preserve its legal existence; will materially comply with all applicable present and future Laws and all material agreement(s) to which it is subject; and will maintain all of its rights, privileges and franchises necessary in the normal conduct of its business.

          6.03.23. ADVERSE MATTERS. The Operating Company will promptly give written notice to Lender of the occurrence of the following:

               6.03.23.01. ADVERSE CONDITIONS. Any condition or event that, with the giving of notice or passage of time or both, could have a material adverse effect on the financial condition, business or operations of the Operating Company, including, without limitation, the commencement or threat of any action, suit, claim or proceeding against or investigation of the Operating Company that could materially and adversely affect the Operating Company or that could impair the Operating Company's ability to perform its obligations under this Agreement; and

               6.03.23.02. EVENT OF DEFAULT. Any Event of Default or any event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default and the action the Operating Company proposes to take with respect thereto.

          6.03.24. PAYMENT OF TAXES, ETC. The Operating Company shall pay and discharge, or cause to be paid and discharged, promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its properties or upon any part thereof, before the same shall become in default, except those being contested in good faith and for which reserves or other arrangements that are reasonably satisfactory to the Lender have been made.

          6.03.25. OTHER INDEBTEDNESS. The Operating Company shall promptly pay and discharge any and all indebtedness, liens, charges, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties prior to the date on which penalties accrue thereon, except those being contested in good faith and for which reserves or other arrangements that are satisfactory to the Lender have been made.

          6.03.26. INSURANCE. The Operating Company shall, at all times, keep and maintain insurance to such extent and against such risks as is customary for companies of comparable size in the same or similar business and property in the same general area.

          6.03.27. SHAREHOLDER EQUITY. The Operating Company shall not take, allow to be taken or omit to take any action that would reduce or impair the shareholder equity of the Operating Company that was shown on the Operating Company's balance sheet as of 31 December 2000.

SECTION 7.  DEFAULT.

     7.01. EVENTS OF DEFAULT. The occurrence of any one or more of the following events or defaults, and the failure to cure or remove the same within the time periods that are set forth in paragraph 7.02 hereof, shall constitute an event of default ("EVENT OF DEFAULT") hereunder and under the other Loan
Documents:

          7.01.01. NOTE. The Borrower or any Affiliated Company shall fail to pay when due any installment of principal and/or interest, any fee or any other amount payable hereunder or under the Note.

          7.01.02. OBLIGATIONS. The Borrower or any Affiliated Company shall fail to observe or perform any other Obligation to be observed or performed by it hereunder or under the Loan Documents.

          7.01.03. INSOLVENCY. (a) The Borrower or any Affiliated Company becomes insolvent, admits its inability to pay its debts as they mature, or makes an assignment for the benefit of any of its creditors; or (b) upon the commencement of proceedings in bankruptcy, or for reorganization of the Borrower or any Affiliated Company (or for the readjustment of any of its debts) under relevant bankruptcy law (including, without limitation, the U.S. federal bankruptcy code), or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing; or (c) the Borrower or any Affiliated Company applies for or consents to the appointment of a receiver, trustee, or similar officer for it or for all or any substantial part of its property or business, or such receiver, trustee or similar officer is appointed; or (d) any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Affiliated Company; or
(e) the Borrower or any Affiliated Company shall discontinue business or materially change the nature of its business.

          7.01.04. LOSS OF COLLATERAL. Any money judgment, writ or warrant of attachment, or similar process is entered or filed against the Borrower, any of the Collateral or any material portion of the assets of the Borrower and (a) remains unvacated, unbonded, unstayed, undismissed or undischarged for a period of thirty (30) days or in any event later than five (5) days before the date of any proposed sale thereunder (such time periods prevailing over the time periods that are described in paragraph 7.02 hereof); or (b) the Borrower has not appealed the same in good faith to the Lender's satisfaction.

          7.01.05. DOCUMENTS SUCCESSFULLY CONTESTED. Any stockholder or creditor of the Borrower or the Affiliated Companies shall maintain a suit or action contesting the validity or enforceability of the Loan Documents, and such suit or action shall not be dismissed or otherwise settled within forty-five days after the date of commencement of the suit or action (such time period prevailing over the time periods that are described in paragraph 7.02 hereof).

          7.01.06. OTHER CREDIT AGREEMENTS. The Borrower shall fail to make any payment when due under, or shall fail to perform or observe any material term or covenant contained in, any other credit agreement.

          7.01.07. MISREPRESENTATION. Any representation or warranty made by or on behalf of the Borrower herein or in any Loan Document or made pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby or thereby, or any report, certificate, financial or other instrument furnished in connection with this Agreement or any other Loan Document shall prove to be false or incorrect in any material respect, or omits to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not misleading, on the date made.

          7.01.08. ADVERSE CONDITIONS. The condition, financial or otherwise, of the Borrower shall suffer any material adverse change in the reasonable judgment of the Lender; or any event shall occur which, in the reasonable judgment of the Lender, might materially and adversely affect the Borrower's ability to perform its obligations under the Loan Documents.

     7.02. CURE PERIODS. Notwithstanding any provision of the Loan
Documents to the contrary, if any of the defaults or events that are described in paragraph 7.01 hereof occur, then the Lender shall give the Borrower (and also any of the Holding Companies whose Collateral is affected by the event or default) written notice of the occurrence of such event or default. If the Borrower (or the affected Holding Company) fails to cure such default within the time periods indicated in this paragraph, or if the event continues after the expiration of such time periods, then the Lender may immediately, and without further notice to the Borrower or to any Affiliated Company, exercise its remedies under paragraph 7.03 hereof. The time periods for cure are as follows:

          7.02.01. NOTE DEFAULT. Five days for the failure to pay amounts that are due under the Note.

          7.02.02. OTHER MONETARY DEFAULT. Ten days for the failure to pay any sum of money that is required to be paid under any of the Loan Documents.

          7.02.03. OTHER DEFAULTS. Fifteen days for any other default that is described in paragraph 7.01.

          7.02.04. SPECIFIC CURE PERIODS. Any other cure period that is specifically set forth in another provision of the Loan Documents and that by its terms overrides the provisions of this paragraph 7.02.

     7.03. ACCELERATION. Upon the occurrence of any Event of Default, all Obligations shall immediately become due and payable without further action or written notice of any kind.

     7.04. REMEDIES. Upon the occurrence and during the continuance of any Event of Default, the Lender, at its option, and without notice to the Borrower, may do one or more of the following, in such order as it may determine:

          7.04.01. UCC REMEDIES. The Lender shall have all the rights and remedies allowed by applicable Laws including, without limitation, the Uniform Commercial Code as codified in governing state Laws. In that regard, the Lender may, upon twenty-one (21) days' prior written notice to the Borrower (or a shorter reasonable period if the Collateral threatens to decline speedily in value), sell or otherwise dispose of all or part of the Collateral in a commercially reasonable manner. Out of the proceeds of that sale or other disposition, the Lender may retain an amount equal to the principal and interest then due and owing on the Note, together with all of the Lender's expenses of the sale (including all reasonable legal fees and expenses). The Lender shall pay any balance of the sale/disposition proceeds to the Borrower. If the proceeds of the sale/disposition are insufficient to cover the outstanding principal and interest due under the Note, together with such expenses of the sale/disposition, the Borrower shall remain liable to the Lender for any deficiency. At any public sale, the Lender may, of it is the highest bidder, purchase any or all of the Collateral.

          7.04.02. ENFORCEMENT OF SECURITY. The Lender may enforce all or any portion of any security granted hereunder or under any Loan Document, including, without limitation, any of the Share Pledge Agreements; Partnership Pledge Agreement; or, the Security Assignment Agreement

          7.04.03. OTHER REMEDIES. The Lender may pursue any other right or remedy granted under any Loan Document or provided by law or in equity or otherwise available to the Lender.

     7.05. NO WAIVER OF REMEDIES. No waiver of any breach of or default under any provision of any of the Loan Documents shall constitute or be construed as a waiver by the Lender of any subsequent breach of or default under that or any other provision of any of the Loan Documents.

     7.06. REMEDIES NOT EXCLUSIVE. No remedy herein or in any of the other Loan Documents conferred upon the Lender is intended to be exclusive of any other remedy herein or in any other agreement between the parties hereto or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

SECTION 8.  INDEMNIFICATION.

     The Borrower and the German Companies knowingly and voluntarily do hereby indemnify and hold harmless the Lender (and its agents, employees, attorneys, successors, assigns and personal representatives) from and against any and all claims, demands, losses, judgments, damages or liabilities (including, without limitation, court costs, costs of discovery, expenses and attorney's fees), or any legal actions in respect thereof, by any person or entity relating to, directly or indirectly, the following: (a) the making of the Loan by the Lender to the Borrower; (b) the pledging of the Collateral by the Holding Companies;
(c) the violation of any securities law requirement of any pertinent country or state, or (e) any other action arising from this transaction.

SECTION 9.        GENERAL PROVISIONS.

     The following provisions also are an integral part of this Agreement:

     9.01. CONSTRUCTION. The provisions of this Agreement shall be in addition to those of any pledge or security agreement, note or other evidence of liability held by the Lender in connection with the Loan, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Lender from enforcing any or all of such other notes or pledge or security agreements in accordance with their respective terms.

     9.02. FURTHER ASSURANCES. From time to time, the parties will execute and deliver to each other such additional documents and will provide such additional information as the other party may reasonably require in order to carry out the terms of this Agreement and be informed of the Borrower's status and affairs. Without limiting the generality of the foregoing, at the Lender's request, the German Companies shall modify their respective Affiliate Pledge Agreements so as to include therein the specific representations and covenants that are made by such parties under the provisions of articles 4, 5 and 6 and this section 9.02.

     9.03. ENFORCEMENT AND WAIVER BY THE LENDER. The Lender shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding an conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any right or remedy.

     9.04. EXPENSES OF THE LENDER. The Borrower will pay all expenses, including the reasonable fees and expenses of legal counsel for the Lender, incurred in connection with the making of the Loan and/or the administration, amendment, modification or enforcement of the Loan Documents and the collection or attempted collection of the Note, whether any default is ultimately cured or whether the Lender is obligated to pursue remedies hereunder, including such fees and expenses incurred before legal action, during the pendency of legal action, and continuing to all such fees and expenses in connection with any appeal to higher courts arising out of transactions associated herewith. The rights of the Lender hereunder shall survive the termination of this Agreement.

     9.05. NOTICES. Any notices, consents or other communications required or permitted by this Agreement shall be in writing and shall be deemed received either (a) upon personal delivery or actual receipt thereof; (b) within two (2) days after such notice is deposited in the United States Mail, first-class postage prepaid and certified and addressed to the parties at the following addresses; or (c) the next business day after deposit with an overnight delivery service addressed to the parties at the following addresses:

                  9.05.01   If to the Borrower:

                            ALPNET, INC.
                            4460 S. Highland Dr., Suite #100
                            Salt Lake City, UT  84124-3543

                            Attention:  John W. Wittwer

                  10.05.02. If to the Lender:

                            HERBERT F. BOECKMANN, II
                            15505 Roscoe Blvd
                            North Hills, CA  91343

                            Attention:  Alan J. Skobin

or to such other address(es) as any party may designate in writing.

     9.06. APPLICABLE LAW. The substantive laws of (a) the Sate of California, or (b) at the Lender's sole option, the State of Utah, shall govern the construction of this Agreement and the rights and remedies of the parties hereto. In that regard, the parties expressly submit themselves to the jurisdiction of (y) California State courts and/or the United States District Court for the Central District of California (if the Lender elects California law); or (z) Utah State courts and/or


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

the United States District Court for the District of Utah, Central Division (if the Lender elects Utah law), in any action or proceeding arising out of this Agreement. The Borrower acknowledges that the foregoing provision is a material inducement to the Lender to make the Loan.

     9.07. BINDING EFFECT, ASSIGNMENT AND ENTIRE AGREEMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Lender. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties relating to the Loan, and may be amended only by a writing signed on behalf of each party.

     9.08. SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable Laws, then such invalidity shall not affect any other provision of this Agreement that can be given effect without such invalid provision and, to that end, the provisions hereof are severable.

     9.09. TIME OF ESSENCE. Time is the essence hereof.

     9.10. MISCELLANEOUS. Any request made or consent given hereunder at any time by the then holder of the Note shall be binding on any transferee of the Note. The singular of any term used in this Agreement or in any of the other documents mentioned herein or contemplated hereby shall include the plural as appropriate. The use of any gender hereunder shall include the other genders as appropriate.

     9.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Copies of original counterpart signature pages that are transmitted to the other party by facsimile telecopier, which are then followed by delivery of the original counterpart signature page pursuant to the provisions of paragraph 9.05 hereof, shall be deemed to be fully executed and delivered.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       "BORROWER"

ATTEST:                                 ALPNET, INC.,
                                        a Utah corporation

By:  /s/ James R. Morgan                    By:  /s/ John W. Wittwer
   ---------------------------------             -------------------------------
         James R. Morgan                             John W. Wittwer
         Secretary                                   Vice President Finance


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

                                       "LENDER"

                                                 /s/  Herbert F. Boeckmann, II
                                                 -------------------------------
                                                      Herbert F. Boeckmann, II




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